Exhibit 99.1

Press Release Dated January 18, 2017

NEWS RELEASE

January 18, 2017

Farmers Capital Bank Corporation Announces Fourth Quarter Earnings

GAAP Quarterly Net Income $2.5 Million; Non-GAAP Adjusted Quarterly Net Income $3.1 Million

Net Loans Increase 2.1% for Quarter

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $2.5 million or $.34 per common share and $16.6 million or $2.21 per common share for the fourth quarter and twelve months ended December 31, 2016, respectively. Non-GAAP adjusted net income is $3.1 million or $.41 per common share and $17.3 million or $2.31 per common share for the current quarter and twelve month periods, respectively. Non-GAAP adjusted net income excludes after-tax expenses related to the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

Non-GAAP adjusted net income for the current quarter and twelve months excludes pre-tax expenses of $814 thousand ($529 thousand after tax) and $1.1 million ($697 thousand after tax), respectively, related to the Company’s progress towards consolidating its four bank subsidiaries and data processing subsidiary into one bank. The Company expects the consolidation to be completed on February 20, 2017, subject to approval by the Federal Reserve Bank of St. Louis, which has not yet been received. Additional pre-tax expenses of $425 thousand are expected during the first quarter of 2017 related to the consolidation. Once complete, the Company estimates annualized pre-tax savings in the range of $3.0 million to $3.5 million. This estimate consists primarily of reductions to salaries and employee benefits.

Summary

Linked Quarter Comparison		Twelve Month Comparison
●	Net income down $1.8 million or 41.1%	●	Net income up $1.6 million or 10.8%
●	Non-GAAP adjusted net income down $1.4 million or 31.6%[1]	●	Non-GAAP adjusted net income up $2.3 million or 15.4%[1]
●	Loans up $20.3 million or 2.1% to $971 million	●	Loans up $11.7 million or 1.2%
●	Nonperforming assets down $5.2 million or 11.4% to $40.0 million	●	Nonperforming assets down $14.0 million or 25.9%
●	Net interest income up $711 thousand or 5.6%	●	Net interest income relatively unchanged
●	Net interest margin 3.57% compared to 3.23%	●	Net interest margin 3.36% compared to 3.29%
●	Provision for loan losses of $175 thousand compared to a credit of $190 thousand	●	Credit to provision for loan losses of $644 thousand compared to $3.4 million
●	Linked quarter includes $1.4 million received from a litigation settlement	●	Gain on early extinguishment of debt of $4.1 million in first quarter of 2016
●	Net other real estate expenses up $269 thousand or 59.3% to $723 thousand	●	Net other real estate expenses up $481 thousand or 28.2% to $2.2 million
●	Shareholders equity down $4.7 million or 2.5%	●	Shareholders’ equity up $8.4 million or 4.8%
●	Tangible book value per common share is $24.51, down $.63 or 2.5%	●	Tangible book value per common share up $1.08 or 4.6%

1Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

Farmers Capital Bank Corporation  *  Page 1 of 8

“We finished the year with a strong quarter of net loan growth. Loans were up $20.3 million or 2.1% for the quarter, resulting in overall growth for the year of $11.7 million or 1.2%,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “This marks the largest quarterly increase since the fourth quarter of 2015 and represents annualized growth of 8.5%. Current loan demand continues to be encouraging, with signs of economic improvements particularly in our Central Kentucky market area.”

“Nonperforming assets are down $5.2 million or 11.4% for the quarter and $14.0 million or 25.9% from a year ago,” continues Mr. Hillard. “Excluding performing restructured loans, our ratio of nonperforming assets to total assets is 1.0%, down from 1.3% in the previous quarter. Repossessed real estate (‘OREO’) decreased $4.7 million or 30.4% and $11.2 million or 51.1% in the linked quarter and annual comparisons, respectively. OREO has declined for the tenth consecutive quarter. At $10.7 million, OREO is at the lowest level since the first quarter of 2008.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Nonaccrual loans	$6,415	$6,779	$6,397	$7,540	$8,380
Loans 90 days or more past due and still accruing	8	-	2	-	-
Restructured loans	22,942	23,079	23,444	23,687	23,831
Total nonperforming loans	29,365	29,858	29,843	31,227	32,211

Other real estate owned	10,673	15,336	16,933	20,998	21,843
Other foreclosed assets	-	-	-	-	-
Total nonperforming assets	$40,038	$45,194	$46,776	$52,225	$54,054

Ratio of total nonperforming loans to total loans	3.0%	3.1%	3.1%	3.2%	3.4%
Impact of restructured loans	(2.3)	(2.4)	(2.4)	(2.4)	(2.5)
Ratio, excluding restructured loans	0.7%	0.7%	0.7%	0.8%	0.9%

Ratio of total nonperforming assets to total assets	2.4%	2.7%	2.7%	2.9%	3.0%
Impact of restructured loans	(1.4)	(1.4)	(1.4)	(1.3)	(1.3)
Ratio, excluding restructured loans	1.0%	1.3%	1.3%	1.6%	1.7%

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at September 30, 2016	$6,779	$23,079	$15,336
Additions	478	3	-
Principal paydowns	(550)	(140)	-
Transfers to other real estate owned and other changes, net	(244)	-	254
Charge-offs/write-downs	(48)	-	(121)
Proceeds from sales	-	-	(4,293)
Net loss on sales	-	-	(503)
Balance at December 31, 2016	$6,415	$22,942	$10,673

Two larger-balance restructured loans with a combined carrying amount of $18.1 million make up 61.7% of nonperforming loans and 45.3% of nonperforming assets. Nonperforming loans decreased $493 thousand or 1.7% during the quarter, led by a reduction in nonaccrual loans of $364 thousand or 5.4%. OREO decreased $4.7 million or 30.4% due primarily to sales activity. OREO with an aggregate carrying value of $4.8 million was sold during the quarter with a related loss of $503 thousand. Sales include three larger-balance commercial real estate properties with a combined carrying value of $4.2 million and a related loss of $443 thousand.

The allowance for loan losses was $9.3 million or 0.96% of loans outstanding at December 31, 2016. At September 30, 2016 and year-end 2015, the allowance for loan losses was $9.1 million or 0.96% and $10.3 million or 1.08% of net loans outstanding, respectively. Net loan recoveries were $23 thousand in the current three months compared with net charge-offs of $149 thousand in the linked quarter.

Farmers Capital Bank Corporation  *  Page 2 of 8

Fourth Quarter 2016 Compared to Third Quarter 2016

●

Net income was $2.5 million or $.34 per common share for the fourth quarter of 2016, a decrease of $1.8 million or $.24 per common share compared to the linked quarter. The decrease in net income was driven by lower noninterest income of $5.4 million or 50.3%, partially offset by a decrease in noninterest expense of $2.7 million of 14.9%. Net interest income is up $711 thousand or 5.6% and the provision for loan losses increased $365 thousand.

●

Non-GAAP adjusted net income was $3.1 million or $.41 per common share for the current quarter, which excludes after-tax consolidation expenses of $529 thousand. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

●

The increase in net interest income of $711 thousand is due to lower interest expense of $881 thousand or 48.7%, partially offset by lower interest income of $170 thousand or 1.2%. Interest income on investment securities decreased $331 thousand or 11.9%, partially offset by higher interest income on loans of $180 thousand or 1.5%. Interest expense on deposits and borrowed funds decreased $46 thousand or 8.0% and $835 thousand or 67.8%, respectively, in the comparison.

●

The decline in interest income on investment securities and interest expense on borrowed funds is primarily a result of lower average balances of investment securities and long-term borrowings. As part of its balance sheet deleveraging transaction during September 2016, the Company used excess cash and proceeds from the sale of investment securities to fund the early repayment of $100 million of high fixed-rate borrowings.

●

Net interest margin was 3.57% for the current quarter, an increase of 34 basis points from 3.23% in the linked quarter. Net interest spread was 3.48% and 3.07% in the current and linked quarters, respectively. Overall cost of funds decreased 27 basis points to 0.33%.

●

The Company recorded a provision for loan losses of $175 thousand for the current quarter compared to a credit to the provision in the linked quarter of $190 thousand, resulting in an increase of $365 thousand in the comparison. The provision in the current quarter was driven by an increase in specific reserves on impaired loans. Overall credit quality trends remain positive and continue to improve. Nonperforming loans, impaired loans, and loans graded as substandard or below each declined during the quarter. Historical loss rates continued a trend of improvement as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

●

Noninterest income was $5.4 million, a decrease of $5.4 million or 50.3% in the comparison. The decline in noninterest income is mainly attributed to $3.8 million net gains on the sale of investment securities during the linked quarter related to the balance sheet deleveraging transaction discussed above. The linked quarter also includes a $1.4 million payment received from a litigation settlement.

●

Noninterest expenses were $15.2 million for the current quarter, which includes $814 thousand related to the consolidation of the Company’s subsidiaries as previously discussed. Compared to the linked quarter, noninterest expenses declined $2.7 million or 14.9%. The decrease was driven by a $3.8 million loss in the linked quarter related to the early repayment of borrowings as part of the balance sheet deleveraging transaction discussed above. Deposit insurance expenses were down $191 thousand or 84.1% in the comparison due to a combination of lower assessment rates and a refinement to the accrual during the current quarter.

●

The most significant components of noninterest expense to increase include salaries and employee benefits of $1.0 million or 13.3% and expenses related to repossessed real estate of $269 thousand or 59.3%. The increase in salaries and employee benefits was driven by $601 thousand of severance pay accruals related to the consolidation of subsidiaries. Salaries and related payroll taxes were up $344 thousand compared to the linked quarter and include the accrual of discretionary bonuses at year-end to certain key employees of $290 thousand. Expenses related to repossessed real estate are higher mainly due to a net loss from property sales of $503 thousand compared to a net gain of $155 thousand, partially offset by lower impairment charges of $478 thousand.

●

Income tax expense was $931 thousand for the current quarter, a decrease of $629 thousand or 40.3% compared with $1.6 million for the linked quarter. The effective income tax rates were 26.8% and 26.5% for the current and linked quarter, respectively.

Farmers Capital Bank Corporation  *  Page 3 of 8

Fourth Quarter 2016 Compared to Fourth Quarter 2015

●

Net income was $2.5 million for the fourth quarter of 2016, a decrease of $1.0 million or $.14 per common share compared to the fourth quarter of 2015. The decrease in net income is primarily attributed to a higher provision for loan losses of $897 thousand or 124%, partially offset by higher net interest income of $467 thousand or 3.6%. Noninterest income was down $222 thousand or 4.0% and noninterest expense increased $536 thousand or 3.6%.

●

Non-GAAP adjusted net income was $3.1 million or $.41 per common share for the current quarter, which excludes $529 thousand expenses, net of tax, related to the consolidation. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

●

The $467 thousand increase in net interest income was driven by lower interest expense of $1.2 million or 56.2%, which offset a decrease in interest income of $723 thousand or 4.8%. Interest income on loans was relatively flat and interest income on investment securities decreased $753 thousand or 23.5% in the comparison. Interest expense on deposits and borrowed funds decreased $146 thousand or 21.5% and $1.0 million or 72.5%, respectively.

●

Net interest margin was 3.57% for the current quarter, up 31 basis points compared with 3.26% a year earlier. Net interest spread was 3.48% and 3.10% in the current and year-ago quarters, respectively. Overall cost of funds decreased 34 basis points to 0.33%.

●

The Company recorded a provision for loan losses of $175 thousand in the current quarter and a credit to the provision of $722 thousand in the year-ago quarter. The increase in provision is mainly driven by a smaller rate of improvement in historical loss rates in the current quarter compared to a year earlier. Although the specific allowance on impaired loans increased in the current quarter, overall credit quality continues a trend of improvement. Nonperforming loans, watch list loans, and loans graded as substandard or below have each declined compared to a year ago.

●

Noninterest income was $5.4 million, down $222 thousand or 4.0% in the comparison. The decrease was driven mainly by lower allotment processing fees of $235 thousand or 24.4% and lower nondeposit service charges, commissions, and fees of $104 thousand or 7.0%, partially offset by higher trust income of $78 thousand or 14.1%.

●

Allotment processing fees are down due to lower volume. The decrease in nondeposit service charges, commissions, and fees was driven by lower insurance premium income of $64 thousand due to the timing of a large policy renewal in the year-ago quarter. Trust income increased due to higher managed asset values.

●

Noninterest expenses were $15.2 million for the current quarter, which includes $814 thousand of expense related to the consolidation of the Company’s subsidiaries as discussed above. Compared to the year-ago quarter, noninterest expenses were up $536 thousand or 3.6%. The increase was mainly due to higher salaries and employee benefits of $790 thousand or 9.8%, driven by $601 thousand of severance pay accruals related to the consolidation of subsidiaries. Employee benefit expenses were up $195 thousand or 14.1%, mostly due to higher claims activity related to the Company’s self-funded health insurance plan. Data processing and communications expense increased $109 thousand or 10.3% compared to the year-ago quarter mainly as a result of $165 thousand of expense in the current quarter related to the consolidation of subsidiaries.

●

The most significant components of noninterest expenses to decrease include deposit insurance expenses of $299 thousand or 89.3% and amortization of intangible assets of $112 thousand or 100%. The reduction in deposit insurance expense is due to a combination of further improvement in the risk ratings at the Company’s subsidiary banks, lower assessment rates, and a refinement to the accrual during the current quarter. Amortization of intangible assets declined as a result of being fully amortized at year-end 2015.

●

Income tax expense was $931 thousand for the current quarter, a decrease of $149 thousand or 13.8% compared to $1.1 million for the fourth quarter of 2015. The effective income tax rates were 26.8% and 23.2% for the current and year-ago quarters, respectively. The increase in the effective income tax rate is mainly attributed to a higher mix of taxable versus tax-exempt sources of revenue in the current quarter combined with a tax benefit related to the Company’s captive insurance subsidiary recorded during the fourth quarter a year earlier.

Farmers Capital Bank Corporation  *  Page 4 of 8

Twelve-month Comparison

●

Net income was $16.6 million for the twelve months ended December 31, 2016, an increase of $1.6 million or 10.8% compared to a year earlier. On a per common share basis, net income was $2.21, up $.26 or 13.3%. Per common share net income was positively impacted by the Company’s redemption of its outstanding preferred shares, which decreased preferred dividends by $395 thousand in the comparison.

●

The increase in net income is primarily attributed to higher noninterest income of $9.0 million or 40.4%, partially offset by higher noninterest expense of $3.5 million or 6.0%, and a lower credit to the provision for loan losses of $2.8 million. Noninterest income includes the pretax gain of $4.1 million related to the early extinguishment of debt during the first quarter and a $3.8 million gain on the sale of investment securities. Noninterest expense includes a $3.8 million loss on the early extinguishment of debt during the third quarter of 2016.

●

Non-GAAP adjusted net income was $17.3 million or $2.31 per common share for the current year, which excludes after-tax consolidation expenses of $697 thousand. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

●

Net interest income remained relatively unchanged. Interest income decreased $1.9 million or 3.0%, and interest expense was down $1.9 million or 21.8%. Interest income on loans and investment securities decreased $373 thousand or 0.8% and $1.7 million or 13.1%, respectively. Interest expense on deposits and borrowed funds decreased $606 thousand or 20.5% and $1.3 million or 22.5%.

●

Net interest margin was 3.36% for 2016 compared to 3.29% for 2015. Net interest spread was 3.21% and 3.14%, up seven basis points from a year ago. Overall cost of funds decreased 12 basis points to 0.56%.

●

The Company recorded a credit to the provision for loan losses of $644 thousand and $3.4 million for 2016 and 2015, respectively. The credit is due to the continued improvement in the credit quality of the loan portfolio. Nonperforming loans, watch list loans, and loans graded as substandard or below have each improved year over year. The ratio of nonperforming loans to total loans is at the lowest level since the first quarter of 2009. The Company includes accruing restructured loans as a component of its total nonperforming loans. Such loans make up 78.1% of total nonperforming loans at year-end 2016.

●

While historical loss rates may continue improving in the near term due to higher charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of decreases to the historical loss rates.

●

Noninterest income was $31.2 million, an increase of $9.0 million or 40.4%. The increase relates mainly to the $4.1 million gain on the early extinguishment of debt and higher net gains on the sale of investment securities of $3.8 million related to the balance sheet deleveraging transaction discussed above. Noninterest income in 2016 also includes $1.5 million of payments received related to a litigation settlement. There were partially offset by lower allotment processing fees of $1.1 million or 25.2%.

●

Other significant components of noninterest income to increase include trust income of $291 thousand or 12.3%, due primarily to rate structure changes. Service charges and fees on deposits increased $266 thousand or 3.5%, driven by higher service charges of $329 thousand or 71.9%, higher dormant account fees of $226 thousand or 9.5%, partially offset by lower overdraft fees of $259 thousand or 6.1%. Net gains on the sale of mortgage loans increased $118 thousand or 14.3% despite lower sales volume of $3.0 million or 7.6%. The decline in sales volume is mainly due to two larger-balance commercial loans with an aggregate balance of $12.3 million sold during 2015.

●

Noninterest expenses were $61.4 million, which includes $1.1 million related to the consolidation of the Company’s subsidiaries discussed above. Compared to 2015, noninterest expenses were up $3.5 million or 6.0%. The increase was led by the $3.8 million loss related to the early extinguishment of debt during the third quarter of 2016. Expenses related to repossessed real estate were up $481 thousand or 28.2% as a result of higher impairment charges of $351 thousand or 31.9%, higher net loss of property sales of $285 thousand, partially offset by lower development, operating, and maintenance expenses of $155 thousand.

●

Data processing and communication expense increased $348 thousand or 8.1% mainly due to expenses during the current year of $165 thousand related to the consolidation of subsidiaries and $137 thousand related to a change in card vendor.

●

Salaries and employee benefits increased $288 thousand or 0.9% in the twelve-month comparison, including $601 thousand of severance pay accruals related to the consolidation of subsidiaries. Employee benefits decreased $499 thousand or 8.0%, driven mainly by lower claims activity related to the Company’s self-funded health insurance plan and lower actuary-determined postretirement benefit expense. Salaries and related payroll taxes were up $185 thousand or 0.7%.

Farmers Capital Bank Corporation  *  Page 5 of 8

●	Equipment expense is up $183 thousand or 7.0%, driven by $123 thousand of integration related costs associated with the announced merger of our subsidiaries.
●

Deposit insurance expense is down $695 thousand or 45.2% due to a combination of further improvement in the risk ratings of the Company’s subsidiary banks and lower assessment rates. Amortization of intangible assets declined $449 thousand or 100% as a result of being fully amortized at year-end 2015. Legal expenses declined $369 thousand or 43.8% mainly due to fees related to a legal settlement during the first quarter of 2015.

●

Income tax expense was $6.4 million for 2016, an increase of $1.1 million or 21.7% compared with $5.3 million for 2015. The effective income tax rates were 27.9% and 26.1% for the current and year-ago periods, respectively.

Balance Sheet

●

Total assets were $1.7 billion at December 31, 2016, up $12.5 million or 0.8% from September 30, 2016. Loans and investment securities increased $20.3 million or 2.1% and $6.4 million or 1.3%, respectively. Cash and cash equivalents decreased $14.0 million or 11.0% and other real estate owned decreased $4.7 million or 30.4%.

●	The quarterly increase in loans more than offset a decline in loans during the prior two quarters, resulting in overall growth for the year of $11.7 million or 1.2%.
●

The allowance for loan losses was $9.3 million or 0.96% of loans outstanding at December 31, 2016 compared with $9.1 million or 0.96% at September 30, 2016. The increase in the allowance was driven by additional specific reserves in the amount of $362 thousand related to a single credit relationship totaling $7.2 million secured by residential real estate and the construction of condominium units. Historical loss rates continued to improve as $23 thousand of net recoveries for the current quarter replaced $1.4 million of net charge-offs from the fourth quarter of 2012 which rolled out of the sixteen quarter look-back period. Nonperforming loans and loans graded as substandard or below each declined during the quarter.

●

Nonperforming assets (including $22.9 million of performing restructured loans) were $40.0 million, a decrease of $5.2 million or 11.4% during the quarter. The ratio of nonperforming assets to total assets improved to 2.4% at December 31, 2016 compared to 2.7% at September 30, 2016. Nonperforming assets are at the lowest level since the fourth quarter of 2008. Other real estate owned was $10.7 million at year end, a decrease of $4.7 million during the quarter due primarily to sales activity. OREO has declined $41.9 million or 79.7% since peaking at $52.6 million in the fourth quarter of 2012.

●

Total deposits were $1.4 billion at December 31, 2016, an increase of $19.0 million or 1.4% compared with September 30, 2016. Noninterest bearing deposit balances increased $3.9 million or 1.2%. Interest bearing deposits increased $15.1 million or 1.5%.

●

Short-term borrowings were $35.1 million, a decrease of $2.3 million or 6.2% in the linked quarter comparison. The decrease is attributed to repurchase agreements with commercial depositors in the normal course of business. Long-term borrowings were relatively unchanged at $53.4 million.

●

Shareholders’ equity was $184 million, a decrease of $4.7 million or 2.5% for the quarter. The decline was due primarily to a decrease in accumulated other comprehensive income of $6.5 million, driven by a decrease in the market value adjustments related to the available for sale investment securities portfolio. Lower market values were driven by overall increases in market interest rates during the quarter.

●

On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized.”

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), the financial information in this release contains non-GAAP financial measures, including adjusted net income and adjusted net income per common share. Adjusted net income and adjusted net income per common share for the three and twelve months ended December 31, 2016 reflect adjustments for expenses incurred in connection with the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016. There were no similar expenses during 2015. Management believes providing these non-GAAP adjusted financial measures, combined with the primary GAAP presentation of net income and net income per common share, to be useful for investors to understand the Company’s results of operations in comparison to prior periods. It also considers them to be important supplemental measures of the Company’s performance. The non-GAAP financial measures should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and non-GAAP adjusted net income per common share is included in the tables below.

Farmers Capital Bank Corporation  *  Page 6 of 8

The Company’s methods for determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to methods used by other companies.

Reconcilement of Non-GAAP Financial Measures

(In thousands, except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$2,545	$4,324	$3,584	$16,605	$14,992
Adjustments[1]:
Noninterest expense
Severance costs	391	-	-	391	-
Data processing and systems integration	107	80	-	187	-
Other	31	88	-	119	-
Adjusted net income	$3,074	$4,492	$3,584	$17,302	$14,992

Basic and diluted net income per common share	$.34	$.58	$.48	$2.21	$1.95
Adjustments[1]:
Noninterest expense
Severance costs	.05	-	-	.05	-
Data processing and systems integration	.02	.01	-	.03	-
Other	-	.01	-	.02	-
Adjusted basic and diluted net income per common share	$.41	$.60	$.48	$2.31	$1.95

1All adjustments are net of tax using the marginal corporate Federal tax rate of 35%.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, retention of key personnel, and the capability of the Company to successfully enter into, close, and realize the benefits of anticipated transactions. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation  *  Page 7 of 8

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income	$14,449	$14,619	$15,172	$59,371	$61,236
Interest expense	928	1,809	2,118	6,755	8,641
Net interest income	13,521	12,810	13,054	52,616	52,595
Provision for loan losses	175	(190)	(722)	(644)	(3,429)
Net interest income after provision for loan losses	13,346	13,000	13,776	53,260	56,024
Noninterest income	5,351	10,772	5,573	31,186	22,211
Noninterest expenses	15,221	17,888	14,685	61,400	57,950
Income before income tax expense	3,476	5,884	4,664	23,046	20,285
Income tax expense	931	1,560	1,080	6,441	5,293
Net income	$2,545	$4,324	$3,584	$16,605	$14,992

Net income	$2,545	$4,324	$3,584	$16,605	$14,992
Less preferred stock dividends	-	-	-	-	395
Net income available to common shareholders	$2,545	$4,324	$3,584	$16,605	$14,597

Basic and diluted net income per common share	$.34	$.58	$.48	$2.21	$1.95
Cash dividends declared per common share	.10	.07	-	.31	-

Averages
Loans, net of unearned interest	$959,578	$948,734	$940,634	$956,463	$933,260
Total assets	1,666,418	1,753,761	1,768,890	1,737,807	1,782,920
Deposits	1,359,499	1,362,241	1,358,729	1,363,025	1,381,148
Shareholders’ equity	186,877	189,573	174,418	185,668	174,124

Weighted average common shares outstanding – basic and diluted	7,508	7,505	7,497	7,504	7,494

Return on average assets	.61%	.98%	.80%	.96%	.84%
Return on average equity	5.42%	9.07%	8.15%	8.94%	8.61%

	December 31, 2016	September 30, 2016	December 31, 2015
Cash and cash equivalents	$113,534	$127,575	$120,493
Investment securities	484,352	477,991	585,813
Loans, net of allowance of $9,344, $9,146, and $10,315	961,631	941,570	948,960
Other assets	111,513	111,357	120,684
Total assets	$1,671,030	$1,658,493	$1,775,950

Deposits	$1,369,907	$1,350,931	$1,368,994
Federal funds purchased and other short-term borrowings	35,085	37,407	34,353
Other borrowings	53,437	53,474	169,250
Other liabilities	28,535	27,957	27,655
Total liabilities	1,486,964	1,469,769	1,600,252

Shareholders’ equity	184,066	188,724	175,698
Total liabilities and shareholders’ equity	$1,671,030	$1,658,493	$1,775,950

End of period tangible book value per common share[1]	$24.51	$25.14	$23.43
End of period per common share closing price	42.05	29.64	27.11

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation  *  Page 8 of 8